Exhibit 10.1

PURCHASE AND SALE AGREEMENT
AND
JOINT ESCROW INSTRUCTIONS
By and Between
HCP, INC.,
a Maryland corporation
and
TEXAS HCP HOLDING, L.P.,
a Delaware limited partnership
and
TEXAS HCP SEVEN HOLDING, L.P.,
a Delaware limited partnership
each, a “Seller,” and collectively, as “Sellers”
and
ASSISTED LIVING CONCEPTS, INC.,
a Nevada corporation
and
ALF PARTNERS, L.P.,
a Texas limited partnership
each, a “Buyer,” and collectively and jointly and severally, as “Buyers”

EXHIBITS

A	List of Sellers, Buyers, Properties and Leases

B	Form of Lease Termination Agreement

C	Escrow General Provisions

D	Purchase Price Allocation

E-1	Form of New Jersey Deed

E-2	Form of Texas Deed

F	Form of Bill of Sale

G	Form of Release of Claims

H	Environmental Reports

I	Permitted Exceptions

-i-

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of October 11, 2010 (the “Effective Date”), by and between HCP, Inc., a Maryland corporation (formerly known as Health Care Property Investors, Inc.) (“HCP”), TEXAS HCP HOLDING, L.P., a Delaware limited partnership (“Texas HCP”), and TEXAS HCP SEVEN HOLDING, L.P.,a Delaware limited partnership (“Texas Seven”; and together with Texas HCP and HCP, collectively, the “Sellers,” and each, a “Seller”), on the one hand, and ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (“ALC”) and ALF PARTNERS, L.P., a Texas limited partnership (“ALF,” and together with ALC, collectively and jointly and severally, “Buyers,” and each, a “Buyer”), on the other hand, as follows:
RECITALS
A. Each Seller is the owner of one or more of the Properties (as defined below) as indicated opposite the name of such Property on Exhibit A attached hereto.
B. Each Property is currently leased by the applicable Seller to the applicable Buyer pursuant to the applicable lease indicated opposite the name of such Property on Exhibit A attached hereto (each a “Lease,” and collectively, the “Leases”).
C. Buyers desire to purchase the Properties from Sellers and Sellers desire to sell the Properties to Buyers on the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyers and Sellers agree as follows:
1. DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
1.1 1031 Exchange: As defined in Section 6.8.
1.2 Additional Charges: With respect to each applicable Property, “Additional Charges,” as defined in the applicable Lease with respect to such Property.

1.3 Additional Rent: With respect to each applicable Property, “Additional Rent,” as defined in the applicable Lease with respect to such Property.
1.4 Affiliate: “Affiliate,” for all purposes of this Agreement shall have the meaning given to such term in the Lease with respect to the Property located in Gun Barrel, Texas, notwithstanding that such term may have a different definition in any other Lease.
1.5 Allocated Purchase Price: As defined in Section 4.1
1.6 Base Gross Revenues: With respect to each applicable Property, “Base Gross Revenues,” as defined in the applicable Lease with respect to such Property.
1.7 Bill(s) of Sale: As defined in Section 6.2.2.
1.8 Close of Escrow, Closing Date and/or Closing: As defined in Section 6.1.
1.9 Closing Breakpoint: As defined in Section 6.5.2 below.
1.10 Closing Funds: As defined in Section 4.3.
1.11 Commitments and Commitment: As defined in Section 5.1.3(a).
1.12 Condemnation: With respect to each applicable Property, “Condemnation,” as defined in the applicable Lease with respect to such Property.
1.13 Cost of Living Index: With respect to each applicable Property, “Cost of Living Index,” as defined in the applicable Lease with respect to such Property.
1.14 Deed(s): As defined in Section 6.2.1.
1.15 Earnest Money Deposit: As defined in Section 4.2.
1.16 Effective Date: As defined in the preface to this Agreement.
1.17 Environmental Reports: As defined in Section 5.1.4.
1.18 Environmental Studies: As defined in Section 5.1.4.
1.19 Escrow Holder: As defined in Section 3.1.
1.20 Event of Default: With respect to each Property, “Event of Default,” as defined in the applicable Lease with respect to such Property.
1.21 Extendicare: Extendicare Health Services, Inc., a Delaware corporation.
1.22 Funds: Immediately available funds in the form of cash, wire transfer of funds, or a certified or bank cashier’s check drawn on a reputable financial institution acceptable to Escrow Holder.

1.23 Gross Revenues: With respect to each applicable Property, “Gross Revenues,” as defined in the applicable Lease with respect to such Property.
1.24 Hazardous Substance: With respect to each applicable Property, “Hazardous Substance,” as defined in the applicable Lease with respect to such Property.
1.25 Impositions: With respect to each applicable Property, “Impositions,” as defined in the applicable Lease with respect to such Property.
1.26 Laws: All applicable governmental laws, codes, ordinances, regulations, judgments, permits, approvals or other requirements.
1.27 Lease and Leases: Each, as defined in the recitals to this Agreement.
1.28 Lease Termination: With respect to each Lease, a Lease Termination Agreement between the applicable Seller, as Lessor, the applicable Buyer, as Lessee, and Extendicare and/or ALC, as applicable, as Guarantor, in the form attached hereto as Exhibit B, to be executed and delivered by such Seller, as Lessor, such Buyer, as Lessee, and Extendicare and/or ALC, as applicable, as Guarantor, on the Closing Date.
1.29 Lease Year: With respect to each applicable Property, “Lease Year,” as defined in the applicable Lease with respect to such Property.
1.30 Letter of Credit: As defined in each Lease.
1.31 Liabilities: Any claim, liability, loss, cost, action, damage, expense or fees, including but not limited to reasonable attorney’s fees and costs of defense (each, a “Liability”).
1.32 Mansion Taxes: The fee imposed upon recordation of certain deeds pursuant to N.J.A.C. 46:15-7.2
1.33 Minimum Rent: With respect to each applicable Property, “Minimum Rent,” as defined in the applicable Lease with respect to such Property.
1.34 OFAC: As defined in Section 8.2.4(a).
1.35 Opening of Escrow: As defined in Section 3.3.
1.36 Organizational Documents: Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, bylaws, partnership agreement, operating company agreement, trust agreement, statements of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated by this Agreement.

1.37 Outside Closing Date: Subject to extension as provided in Sections 5.1.3(b) and 6.8 below, November 30, 2010.
1.38 Patriot Act: As defined in Section 8.2.4(a).
1.39 Person: Any individual, corporation, partnership, joint venture, limited liability partnership, limited liability company, association, joint stock company, trust, unincorporated organization, whether or not a legal entity, or other business or governmental entity or authority (or any department, agency, or political subdivision thereof).
1.40 Properties: Collectively, the “Leased Property” (as defined in the applicable Lease) of each “Facility” (as defined in the applicable Lease) listed on Exhibit A attached hereto, less any portion of which has been taken by reason of any Condemnation or other exercise of the power of eminent domain (each, a “Property”).
1.41 Purchase Price: As defined in Section 4.1.
1.42 Qualified Title Concern: Shall mean any lien, encumbrance or other exception to title set forth on any supplement to a Commitment prepared and issued after the date hereof that (A) is not reasonably acceptable to Buyers, (B) is not capable of cure by Sellers by the payment of money at the Closing, (C) will not be insured over by the Title Company in a manner reasonably acceptable to Buyers, (D) does not arise out of the actions of Buyers or any of their affiliates, and (E) is not a matter for which Buyers, or any affiliate of Buyers, are responsible pursuant to the terms of the applicable Lease of such Property.
1.43 Release of Claims: As defined in Section 6.3.2.
1.44 Rent and Charges: All accrued and unpaid Minimum Rent, Additional Rent and any Additional Charges (whether or not billed) payable by Buyers under the Leases, through and including the day prior to the Closing Date (prorated to the extent applicable for the month during which the Closing occurs).
1.45 Response Notice: As defined in Section 5.1.3(b).
1.46 State: With respect to each Property, “State,” as defined in the applicable Lease with respect to such Property.
1.47 Title Company: Title America and Closing Services, LLC, Attn: Joyce Gagliano, Fax No.: (262) 785-9101.
1.48 Title Objection Notice: As defined in Section 5.1.3(b).
1.49 Title Policies: As defined in Section 6.4.
1.50 Title Endorsements: As defined in Section 6.4.
1.51 Transaction Documents: Collectively, this Agreement, each Deed, each Bill of Sale, each Lease Termination, and all other agreements, documents and/or instruments to be executed and/or delivered pursuant to and in connection with this Agreement, and/or the Exhibits hereto.

1.52 Transaction Taxes: Any and all federal, state, municipal or other local Law documentary transfer, stamp, sales, use, excise, privilege, grantor, grantee or similar tax, fee or charge payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Exhibits hereto together with interest and penalties, if any, thereon. Transaction Taxes include Mansion Taxes and any Realty Transfer Fee assessed under New Jersey Law.
2. SALE OF THE PROPERTIES
Buyers agree to purchase from Sellers, and Sellers agree to sell or cause to be sold to Buyers, all of the Properties on the terms and subject to the conditions set forth herein.
3. ESCROW
3.1 General Instructions. Title Company is also hereby designated as escrow holder (sometimes herein referred to as “Escrow Holder”). Escrow Holder’s Escrow number, Escrow Officer for the transactions contemplated hereby and Escrow Officer’s, address for notices and wiring information are set forth below Title Company’s acceptance of this Escrow. Escrow Holder’s general conditions or provisions, which are attached hereto as Exhibit C are incorporated by reference herein; provided, however, that in the event of any inconsistency between Exhibit C and any of the provisions of this Agreement, the provisions of this Agreement shall control. Buyers and Sellers shall each execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with this Agreement. Escrow Holder shall not comply with the unilateral instructions of only one party without the consent of the other parties hereto unless otherwise expressly required to do so in this Agreement.
3.2 Tax Reporting Person. For purposes of complying with Internal Revenue Code § 6045(e), as amended effective January 1, 1991, Escrow Holder is hereby designated as the “person responsible for closing the transaction,” and also as the “reporting person” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law.
3.3 Opening of Escrow. Escrow shall be deemed open when not less than four (4) originals of this Agreement, fully signed by all parties either together or in counterparts, are delivered to Escrow Holder (the “Opening of Escrow”), which shall occur within two (2) business days after execution of this Agreement by Buyers and Sellers. Escrow Holder shall immediately notify Buyers, Sellers and their respective attorneys in writing of the official date of the Opening of Escrow.

4. PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE
4.1 Purchase Price. The purchase price for the Properties shall be Twenty-Seven Million Five Hundred Thousand Dollars and 00/100ths ($27,500,000.00) (the “Purchase Price”). The Purchase Price shall be allocated among the Properties and the various components thereof as set forth on Exhibit D attached hereto and incorporated herein by this reference (with respect each Property, the “Allocated Purchase Price”). Such allocation is final and conclusive for all purposes and neither Sellers nor Buyers shall use a different allocation, including in any state or federal tax returns filed by such party. The provisions of this Section 4.1 regarding the allocation of the Purchase Price shall survive the Closing.
4.2 Earnest Money Deposit. On or prior to the first business day immediately following Buyers’ execution hereof, Buyers shall deposit with Escrow Holder the sum of One Million Dollars and 00/100ths ($1,000,000.00) (the “Earnest Money Deposit”). Escrow Holder shall hold the Earnest Money Deposit in such number of interest-bearing accounts as shall be fully insured by the Federal Deposit Insurance Corporation, and selected by Buyers on a funds investment form provided by Escrow Holder. All interest earned upon the Earnest Money Deposit shall become part of the Earnest Money Deposit and shall be applied with the Earnest Money Deposit in accordance with the terms and provisions of this Agreement. If the Closing occurs pursuant to the provisions of this Agreement, the Earnest Money Deposit plus all accrued interest thereon shall be applied against the Purchase Price. If the Closing fails to occur under the provisions of this Agreement, the Earnest Money Deposit plus all accrued interest thereon shall be disbursed by Escrow Holder in accordance with the applicable provisions of this Agreement.
4.3 Closing Funds. No later than 2:00 p.m., Los Angeles Time, on the date that is not less than one (1) business day before the Close of Escrow, Escrow Holder shall calculate and Buyers shall wire Funds into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, when added to the Earnest Money Deposit, shall equal the Purchase Price, as adjusted as provided in this Agreement (the “Closing Funds”).
5. CONDITIONS TO CLOSING; AS IS PURCHASE
5.1 Buyers’ Conditions. The obligation of Buyers to purchase the Properties shall be subject to satisfaction of each of the conditions set forth in this Section 5.1 on and as of the Closing Date. Sellers and Buyers expressly acknowledge and agree that each of the conditions set forth in this Section 5.1 is for the benefit of and may be waived only by Buyers as herein provided.
5.1.1 Sellers’ Representations and Warranties. The representations and warranties of each Seller set forth in Section 8 below shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.
5.1.2 Sellers’ Performance. Each Seller shall have performed all of its obligations under this Agreement which by the terms of this Agreement are required to be performed by such Seller as of or prior to the Closing Date.

5.1.3 Approval of Title.
(a) Buyers have obtained from Title Company a title commitment for each Property (collectively, the “Commitments” and each a “Commitment”). Buyers have approved the condition of title to each of the Properties and Buyers agree to take title to the Properties subject to all Permitted Exceptions. “Permitted Exceptions” means (i) all Impositions, whether past due or delinquent, (ii) all matters reflected on Exhibit I hereto and all matters, other than Qualified Title Concerns to which Buyers have objected in accordance with Subsection (b) below which are subsequently disclosed in any supplement to Commitment prepared and issued after the date hereof (iii) all matters that could be ascertained by a reasonably inspection or survey of that portion of the Properties, and all laws, rules and regulations governing the use and development of the Properties.
(b) In the event that any Qualified Title Concern shall be disclosed in any supplement to a Commitment prepared and issued after the date hereof, Buyers may, within two (2) business days following their receipt of such supplement, provide written notice of objection (“Title Objection Notice”) to Sellers. Sellers shall have two (2) business days following their receipt of such Title Objection Notice to deliver written notice (“Response Notice”) stating whether Sellers agree to cause such Qualified Title Concern to be cured at or prior to Closing. If Sellers do not timely deliver such Response Notice or if such Response Notice fails to state that Sellers will cure such Qualified Title Concern, Buyers may provide written notice to Sellers within two (2) business days after their receipt of the Response Notice (or, in the event that a Response Notice is not delivered, two (2) business days after the date by which a Response Notice was required to have been pursuant to the foregoing sentence) that the condition set forth in this Section has not been waived or satisfied. If Sellers agree to cure a Qualified Title Concern, but fail to cure such exception in substantially the same manner as set forth in the applicable Response Notice on or prior to Closing, Buyers may notify Sellers in writing at Closing that the conditions set forth in this Section have not been waived or satisfied. The Closing Date (including the Outside Closing Date) shall be extended as necessary to permit the exchange of Title Objection Notices and Response Notices within the time periods above-prescribed and Sellers shall have the right, in their sole discretion, to extend the Closing Date (including the Outside Closing Date) for up to ten (10) days if necessary to allow Sellers to cure any Qualified Title Concern which they have elected to cure, by providing written notice to Buyers of such extension not less than two (2) days prior to the Closing Date.
5.1.4 Approval of Environmental Conditions. Buyers acknowledge receipt of copies of each of the environmental reports identified on Exhibit H hereto (“Environmental Reports”). Buyers, at their sole cost, shall obtain such additional environmental studies and tests of the Properties as Buyers shall reasonably determine appropriate (“Environmental Studies”); provided, however, Buyers shall not, without prior notice to Sellers, and if required under any Lease, prior consent of Sellers engage in or cause or permit to be conducted any physically intrusive testing in, on or about the Properties. Buyers shall be deemed to have approved the environmental condition of the Properties unless, on or prior to October 4, 2010, Buyers shall have delivered written notice to Sellers of any Environmental Concerns (as defined below) which Buyers have disapproved, together with copies of the Environmental Studies evidencing such Environmental Concern As used herein, an “Environmental Concern” shall mean any environmental condition which is expressly disclosed by an Environmental Study as affecting a Property and which will materially adversely impact such Property’s continued operation as an assisted living facility and for which neither Buyers nor any of their affiliates shall have any responsibility under the Lease for such Property.

5.2 Buyers’ Approval, Disapproval, or Waiver of Conditions. Prior to Closing (or with respect to the conditions set forth in Sections 5.1.3 and 5.1.4, on or prior to dates set forth therein) Buyers shall notify Sellers and Escrow Holder in writing in the event that as of the date of Closing (or with respect to the conditions set forth in Sections 5.1.3 and 5.1.4, on or prior to dates set forth therein), any of the conditions set forth in Section 5.1 have not been satisfied or waived by Buyers. In the event that Buyers fail to approve, disapprove, or waive such condition, if applicable, within the time and in the manner herein specified, then such condition shall be deemed conclusively satisfied or waived by Buyers and thereafter shall not be a condition precedent to the performance by Buyers of their respective obligations hereunder.
5.3 “AS IS” SALE. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT BUYERS ARE ACQUIRING EACH OF THE PROPERTIES “AS IS,” IN ITS PRESENT STATE AND CONDITION, PHYSICAL AND OTHERWISE, AND “WITH ALL FAULTS”, WITHOUT ANY REPRESENTATIONS OR WARRANTIES FROM SELLERS, OR EITHER OF THEM, OR ON BEHALF OF THEM OR EITHER OF THEM, OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 BELOW. IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 BELOW, SELLERS MAKE NO REPRESENTATION OR WARRANTY RESPECTING THE USE, CONDITION, TITLE, OPERATION OR MANAGEMENT OF ANY OF THE PROPERTIES, OR COMPLIANCE WITH ANY APPLICABLE LAWS RELATING TO ZONING, SUBDIVISION, PLANNING, BUILDINGS, FIRE, SAFETY, EARTHQUAKE, HEALTH OR ENVIRONMENTAL MATTERS, THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, OR COMPLIANCE WITH ANY OTHER COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD). WITHOUT LIMITING ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM, AND BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE VERACITY, ACCURACY, OR COMPLETENESS OF ANY OF THE ENVIRONMENTAL REPORTS. Buyers represent that they are knowledgeable in real estate matters and are relying upon Buyers’ own investigation and analysis in purchasing each of the Properties and not on any representations, warranties or statements made by Seller or on Seller’s behalf (except for the express representations and warranties made by Seller in this Agreement or in any other documents executed and delivered by Seller at Closing). Buyers further represent that they or their affiliates have occupied, operated and controlled the Properties pursuant to the Leases, are familiar with the condition of each Property and have had ample opportunity to inspect and have, in fact, made all of the investigations Buyers deem necessary in purchasing each of the Properties. As a result, Buyers hereby expressly waive any notice requirements which may be imposed upon any Seller pursuant to § 25359.7 of the California Health & Safety Code, or any other similar and applicable Laws in the State of New Jersey, Texas and/or California, as applicable. If this Agreement is not terminated and Buyers acquire the Properties as provided herein, Buyers shall have thereby approved all aspects of each of the Properties and this transaction and thereby waive any claim or Liability against Sellers, and each of them. In furtherance of the foregoing, at the Closing, Buyers shall execute and deliver to Sellers the Release of Claims. The provisions of this Section 5.3 shall survive the Closing.

5.4 Sellers’ Conditions. The obligation of Sellers to sell the Properties (and each of them) shall be subject to satisfaction of each of the conditions set forth in this Section 5.4. Sellers and Buyers expressly acknowledge and agree that each of the conditions set forth in this Section 5.4 is for the benefit of and may be waived only by Sellers in writing.
5.4.1 Rent and Charges. Subject to Section 6.8, all Rent and Charges shall be paid as and when due under each Lease, through the date prior to the Closing Date.
5.4.2 Purchase of All Properties. The Closing hereunder shall occur simultaneously with respect to all of the Properties.
5.4.3 Occurrence of Closing by the Outside Closing Date. The Closing shall occur on or before the Outside Closing Date.
5.4.4 Buyers’ Representations and Warranties. Buyers’ representations and warranties set forth in Section 8 below shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.
5.4.5 Buyers’ Performance. Buyers shall have performed all of their obligations under this Agreement which by the terms of this Agreement are required to be performed by Buyers as of or prior to the Closing Date.
5.5 Sellers’ Approval, Disapproval, or Waiver of Conditions. Prior to the Closing, Sellers shall notify Buyers and Escrow Holder in writing in the event that as of the date of Closing, any of the conditions set forth in Section 5.4 have not been satisfied or waived by Sellers; to the extent such condition can be satisfied and the failure thereof cured by the payment of money, Buyers may cure such failure by the payment of the required amounts within two (2) business days following Buyers’ receipt of notice from Sellers and upon Buyers’ payment thereof, Sellers’ disapproval of such condition as set forth in its notice shall be deemed withdrawn. In the event that Sellers fail to approve, disapprove or waive such condition, if applicable, prior to the Closing, then such condition shall be deemed conclusively satisfied or waived by Sellers and thereafter shall not be a condition precedent to the performance by Sellers of their respective obligations hereunder.
6. CLOSING OF ESCROW
6.1 Closing Date. Unless this Agreement has been earlier terminated in accordance with the applicable provisions of Section 7 below, Escrow shall close on the Outside Closing Date; provided, however, that subject to satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.4, Buyers shall be entitled to close Escrow at any time after October 31, 2010 and prior to the Outside Closing Date upon not less than ten (10) days’ written notice to Sellers and Escrow Holder. The terms “Close of Escrow” and/or “Closing” are used in this Agreement to mean the time and date the transactions contemplated hereby are closed and the Deeds have been delivered to Buyers through Escrow, regardless whether the applicable Deed is actually recorded in the land records in which the applicable Property is situated. The term “Closing Date” as used in this Agreement means the date that the Closing occurs.

6.2 Deposits by Seller. At or before 2:00 p.m., Los Angeles Time, on that date which is not less than one (1) business day before the Close of Escrow, Sellers shall deliver or cause to be delivered to Escrow Holder the following items for handling as described below; provided, however, that Escrow need not be concerned with the form or content but only with manual delivery of all of the following other than the items described in Section 6.2.1:
6.2.1 Deeds. With respect to each Property, a duly executed and acknowledged special or limited warranty deed in the form attached hereto as Exhibit E-1 (with respect to each Property located in the State of New Jersey) or Exhibit E-2 (with respect to each Property located in the State of Texas) (each, a “Deed” and collectively, the “Deeds”) conveying the real property comprising such Property to the applicable Buyer, in each case subject to all Permitted Exceptions. On or before the date that is ten (10) days prior to the Closing, Buyers shall designate in writing to Sellers which Buyer entity will take title to each Property at Closing;
6.2.2 Bill of Sale. A duly executed and acknowledged quit claim bill of sale conveying any right, title and interest of the applicable Seller in and to any tangible personal property located on or within each Property to the applicable Buyer, without warranty except as expressly set forth therein, in the form of attached Exhibit F (the “Bill of Sale”);
6.2.3 Lease Terminations. With respect to each Lease, a Lease Termination duly executed by the applicable Seller, as Lessor thereunder;
6.2.4 Sellers’ Certificate. If any express representation or warranty of either Seller set forth in Section 8 hereof needs to be modified due to changes since the Effective Date, a certificate of such Seller, dated as of the Closing Date and executed on behalf of such Seller by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall either Seller have any Liability to either Buyer for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof which results from any change that (i) occurs between the Effective Date and the Closing Date, and (ii) is either expressly permitted under the terms of this Agreement or beyond the reasonable control of such Seller to prevent. The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of Sellers to prevent shall, if materially adverse to either Buyer, constitute the non-fulfillment of the conditions set forth in Section 5.1.1 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, any applicable Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in any certificate of such Seller delivered pursuant to this Section 6.2.4;
6.2.5 Evidence of Authority. Such certificates or documents as may be reasonably required by Escrow Holder in order to cause any Title Policy requested by Buyers as provided in Section 6.4 below to be issued and the Close of Escrow to occur; provided, however, that in no event shall either Seller be required to execute a so-called gap indemnity or a mechanics’ lien indemnity; provided, further, that Sellers will agree to execute an owner’s affidavit/indemnity, with respect to any Property so long as such owner’s affidavit/indemnity properly reflects the signing Seller’s status as a landlord without possession and is otherwise in form and substance reasonably acceptable to Sellers;

6.2.6 Closing Statement. A duly executed and acknowledged counterpart of a joint buyer/seller estimated closing statement to be prepared by Escrow Holder and delivered to Sellers and Buyers (the “Closing Statement”); and
6.2.7 Additional Items. Any additional funds and/or instruments, signed and properly acknowledged by Sellers, if appropriate, as may be necessary to comply with Sellers’ obligations under this Agreement.
6.3 Deposits by Buyers. At or before 2:00 p.m., Los Angeles Time, on that date which is not less than one (1) business day before the Close of Escrow, Buyers shall deliver or cause to be delivered to Escrow Holder:
6.3.1 Closing Funds. The Closing Funds as provided in Section 4.3 above;
6.3.2 Release of Claims. A Release of Claims duly executed by Buyers and any Affiliate(s) of Buyers to which Buyers assign their rights and obligations pursuant to Section 12.1, if applicable, in the form attached hereto as Exhibit G (the “Release of Claims”);
6.3.3 Lease Terminations. With respect to each Lease, a Lease Termination duly executed by the applicable Buyer, as Lessee thereunder;
6.3.4 Buyers’ Certificates. If any representation or warranty of either Buyer set forth in Section 8 hereof needs to be modified due to changes since the Effective Date, a certificate of such Buyer addressed to Sellers, dated as of the Closing Date and executed on behalf of such Buyer by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall either Buyer have any Liability to either Seller for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is either expressly permitted under the terms of this Agreement or is beyond the reasonable control of such Buyer to prevent. The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of Buyers to prevent shall, if materially adverse to either Seller, constitute the non-fulfillment of the conditions set forth in Section 5.4.4 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, any applicable Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
6.3.5 Evidence of Authority. Such certificates or documents as may be reasonably required by Escrow Holder in order to cause each Title Policy to be issued and the Close of Escrow to occur;
6.3.6 Closing Statement. A duly executed and acknowledged counterpart of the Closing Statement; and
6.3.7 Additional Items. Any additional Funds and/or instruments, signed and properly acknowledged by Buyers, if appropriate, as may be necessary to comply with Buyers’ obligations under this Agreement.

6.4 Title Policies. At the Close of Escrow, but not as a condition thereto, Buyers shall be entitled to request and obtain from Title Company, with a copy to be delivered to each Seller if so requested by Sellers, a policy of title insurance with respect to each Property, insuring good and marketable title to such Property (or such title insurance as may be available in the state where such Property is located) vested in the applicable Buyer as of the Closing Date in an amount equal to the Allocated Purchase Price for such Property, subject to Permitted Exceptions (each, a “Title Policy”) and including such endorsements thereto as Buyers may request and Title Company agrees to issue (the “Title Endorsements”). The cost of each Title Policy and all Title Endorsements thereto shall be borne by Buyers and Sellers as provided in Section 6.6 below.
6.5 Prorations.
6.5.1 Impositions and Other Expenses. Buyers and Sellers acknowledge and agree that each Lease is absolutely net to the applicable Seller, and that each applicable Buyer is solely responsible for any and all Impositions, insurance premiums, utility charges and other expenses incurred in connection with the operation, maintenance, and use of the respective Property. Accordingly, each Buyer shall be solely responsible for all such amounts whether accruing prior to or after the Closing and there shall be no prorations on account thereof between Buyers and Sellers hereunder. All amounts payable by Buyers or their Affiliates under the Leases and held by or on behalf of Sellers in any escrow, impound or similar accounts as security for the performance of the obligations of the lessee under each Lease shall be paid or credited to Sellers at Closing to the extent of any obligations of lessees outstanding under the Leases as of Closing and otherwise shall be paid to or credited to Buyers at Closing. For the avoidance of doubt, Buyers acknowledge and agree that they are responsible for all ad valorem taxes assessed against the Properties and each of them, including any subsequent assessments for prior years due to change in use or ownership or otherwise.
6.5.2 Rents. Notwithstanding anything to the contrary herein, all Rents and Charges shall belong to and be paid over to Sellers (or to such Persons as Sellers may direct) by Buyers on the Closing Date. Minimum Rent shall be prorated based upon the actual number of days in the month in which the Closing occurs and Buyers shall be entitled to a credit for the amount of any Minimum Rent paid that relates to any period after the Closing Date. For purposes of prorating any Additional Rent payable under any Lease with respect to any applicable Property, the following shall apply:
(a) To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of a percentage of Gross Revenues in excess of the applicable Base Gross Revenues, such Additional Rent with respect to such Property shall be equal to the applicable percentage of Gross Revenues for such Property for such Lease Year in excess of the applicable Closing Breakpoint. For purposes of the foregoing, the “Closing Breakpoint” shall mean the applicable Base Gross Revenues multiplied by a fraction the numerator of which is the number of days in the current Lease Year for such applicable Property through and including the day prior to the Closing Date, and the denominator of which is three hundred sixty-five (365).
(b) To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of an increase in the Cost of Living Index, such Additional Rent shall be determined and paid in accordance with the applicable provisions of the applicable Lease for the number of days in such Lease Year through and including the day prior to the Closing Date.

(c) In the event that the amount of Additional Rent payable for such Lease Year is subject to either a floor or a ceiling, the amount of such floor or ceiling, as the case may be, shall also be prorated based upon a three hundred sixty-five (365) day year.
(d) Buyers and Sellers shall cooperate to estimate the proration amount for Additional Rent as of the Closing in good faith, and shall submit such amount to Escrow Holder at least one (1) business day prior to the Close of Escrow. In determining such proration amount, Buyers shall be credited with any payments on account of Additional Rent previously paid to either Seller for the applicable current Lease Year. Within thirty (30) days after the Closing Date, Buyers shall make a final calculation of Additional Rent up to the Closing for each applicable Property, and deliver to Sellers an Officer’s Certificate (as defined in the applicable Lease) setting forth the calculation thereof. Buyers shall promptly pay to Sellers any deficiency in the payment of Additional Rent for each applicable Property, and Sellers shall promptly pay to Buyers, the amount of any overpayment of Additional Rent for any applicable Property.
(e) The obligation to prorate and pay Additional Rent for each applicable Property shall survive the Closing.
6.6 Closing and Transaction Costs.
6.6.1 Sellers and Buyers shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable Transaction Taxes imposed by applicable federal, state or local Law.
6.6.2 Upon the Closing, Buyers shall be responsible for:
(a) except as is expressly provided in Section 6.6.3 below, all Transaction Taxes and all fees and charges of Escrow Holder hereunder;
(b) except as is expressly provided in Section 6.6.3 below, all expenses of or related to the issuance of any Title Policies (including the costs of any survey required by Buyers and/or the Title Company), any title warranties, any Title Endorsements and any chain of title reports or tax certificates;
(c) the charges for or in connection with the recording and/or filing of any instrument or document provided herein;
(d) all costs of financing all or any portion of the Purchase Price (including, without limitation, all costs of title insurance incurred in connection with any lenders’ policies of title insurance and any mortgage recording taxes);

(e) all reports or studies obtained by or at the direction of Buyers, including all appraisal, environmental, engineering or other third party reports and the fees or costs incurred in connection therewith;
(f) Buyers’ legal, accounting and other professional fees and expenses incurred in connection with the transactions contemplated hereby and the Exhibits hereto;
(g) all other costs and expenses incurred in connection with the transactions contemplated hereunder and the Exhibits hereto that are not the responsibility of Sellers as provided in Section 6.6.3 below.
6.6.3 Upon the Closing, Sellers shall be responsible for:
(a) one-half (1/2) of all Transaction Taxes (other than any Mansion Taxes or New Jersey bulk sales taxes, both of which shall be the sole responsibility of Buyers) and one-half (1/2) of all fees and charges of Escrow Holder hereunder;
(b) to the extent a Title Policy is issued by Title Company for an applicable Property located in the State of Texas at Closing, the premium owing for such Title Policy for such Property (excluding any premiums or costs for the Title Endorsements); and
(c) except as is expressly provided in Section 6.6.2 above, Sellers’ legal, accounting and other professional fees and expenses incurred in connection with the transactions contemplated hereby and the Exhibits hereto.
6.6.4 Any personal property conveyed to Buyers as part of any Property is included in this sale without charge; provided, however, that Buyers shall be obligated to pay the amount of any and all sales or similar taxes payable in connection with the transfer of such personal property.
6.6.5 If the Closing does not occur for any reason other than Sellers’ default hereunder, Buyers shall pay all title and Escrow cancellation charges and expenses. If the Closing does not occur by reason of Sellers’ default hereunder, then in such event Sellers shall be responsible for any title and Escrow cancellation charges and expenses.
6.6.6 The provisions of this Section 6.6 shall survive the Closing and the provisions of Section 6.6.5 shall survive any early termination of this Agreement prior to Closing.
6.7 Completion and Distribution of Documents. Escrow Holder shall also undertake the following at or promptly after the Close of Escrow:
6.7.1 If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the date of any documents conveying or terminating interests herein or to become operative as of the Closing Date.

6.7.2 Cause each Deed and any other recordable instrument which the parties so direct to be recorded in the appropriate land records office where the respective Property is located. If permitted by applicable Law, Escrow Holder is hereby instructed not to affix the amount of any Transaction Tax on the face of any Deed but to pay on the basis of a separate affidavit signed by either the applicable Seller or the applicable Buyer, as applicable, and not made a part of the public record; and
6.7.3 Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained.
6.8 Sellers’ Election of 1031 Exchange. Sellers, or either of them, may elect to sell one or more of the Properties to Buyers in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”); provided, however, such 1031 Exchange shall not be a condition to either Seller’s obligation to close the transactions contemplated by this Agreement; provided further, however, that Sellers shall be entitled, in their sole discretion, to extend the Closing Date (including the Outside Closing Date) for up to ten (10) days by written notice delivered to Buyers and Escrow Holder no less than three (3) days prior to the scheduled Closing Date in order to accommodate such a 1031 Exchange. If the Closing Date is so extended, Rent and Charges shall be prorated and paid as of the date prior to the originally scheduled Closing Date without regard to such extension. In the event that Sellers, or either of them, shall so elect a 1031 Exchange, Sellers shall give written notice to Buyers and Escrow Holder of such election. Buyers shall fully cooperate with any such 1031 Exchange, including with respect to the following as may be requested or approved by Sellers, or either of them:
6.8.1 executing and delivering amendments to this Agreement and/or amendments and restatements of this Agreement so that the transactions contemplated hereby are incorporated into one or more cross-contingent agreements;
6.8.2 executing and delivering one or more assignments of this Agreement or any of the agreements described in Section 6.8.1 above from either Buyer to any Affiliate of Buyers or by either Seller to any Affiliate of Sellers or to a qualified exchange accommodator of Sellers or such Affiliate; and
6.8.3 such other additional documents as Sellers may reasonably request; provided, that Sellers agree to pay or reimburse Buyers upon demand for any out of pocket expenses (including reasonable legal expenses) and Buyers shall not be required to incur any additional Liabilities or financial obligations as a consequence of any of the foregoing exchange transactions.
7. TERMINATION
7.1 Early Termination for Failure of Conditions.
7.1.1 Termination by Buyers. If Buyers are entitled to and in fact disapprove any of the conditions set forth in Section 5.1, then subject to Seller’s rights of cure to the extent provided in Section 5.1, Escrow and this Agreement shall automatically terminate upon receipt by Sellers and Escrow Holder of Buyers’ written notice of disapproval of such condition within the time and in the manner provided in Section 5.2; provided, however, that if the failure of (i) the condition set forth in Section 5.1.2 results from a breach or default by either Seller of its obligations under this Agreement or (ii) the condition set forth in Section 5.1.1 results from a breach of an express representation or warranty of either Seller pursuant to Section 8 when made, then in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1, Buyers shall be entitled to exercise their rights pursuant to Section 7.2 below. Upon any termination pursuant to this Section 7.1.1, Buyers shall pay Sellers $100.00 as consideration for such termination rights.

7.1.2 Termination by Sellers. If Sellers are entitled to and in fact disapprove any of the conditions set forth in Section 5.4 above (and such disapproval is not deemed withdrawn in accordance with Section 5.5 above), Escrow and this Agreement shall automatically terminate upon receipt by Buyers and Escrow Holder of Sellers’ written notice of disapproval thereof at any time prior to the Closing; provided, however, that if the failure of any of the conditions set forth in Section 5.4 results from (i) a breach or a default by any Buyer of its obligations under this Agreement, or (ii) a breach of any express representation or warranty of any Buyer pursuant to Section 8, then in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1.2, Sellers shall be entitled to exercise its remedies pursuant to Section 7.2 below.
7.1.3 Rights and Obligations Upon Termination for Failure of Conditions. If Escrow and this Agreement are terminated in the manner and within the applicable time period(s) provided pursuant to either Section 7.1.1 or Section 7.1.2 above, (a) all instruments in Escrow shall be returned to the party depositing the same, (b) Buyers shall return all items (including, without limitation, the Environmental Reports) previously delivered by Sellers to Buyers and shall deliver to Sellers true, correct and complete copies of all Commitments, all Environmental Studies and any other reports or studies prepared by or on behalf of Buyers in connection with their review and inspection of the Properties, (c) if this Agreement is terminated pursuant to (x) Section 7.1.1 or Section 7.1.2 other than clauses (i) or (ii) thereof, then Escrow Holder shall return the Earnest Money Deposit to Buyers or (y) clauses (i) or (ii) of Section 7.1.2, then Sellers shall retain the Earnest Money Deposit, (d) the provisions of Section 6.6.5 above shall apply, and (e) neither party shall have any further rights, obligations or Liabilities whatsoever to the other party concerning the purchase and sale of the Properties pursuant to this Agreement, except for those Liabilities which are expressly stated in this Agreement to survive termination.
7.2 Termination by Reason of Default. If the Closing fails to occur when and as provided in Section 6 above by reason of a breach or default of either party of any of its duties, obligations, representations or warranties under this Agreement, (or by reason of the failure of a condition due to any event described in clauses (i) or (ii) of Sections 7.1.1 or 7.1.2 as applicable), then the non-defaulting party may elect, by written notice to the defaulting party and to Escrow Holder, to terminate Escrow and this Agreement. Such termination shall be effective five (5) days after delivery of such notice (the “Effective Termination Date”); provided, that (i) the non-defaulting party has performed or is in a position to perform all obligations on its part to be performed as of the Effective Termination Date other than those obligations which the non-defaulting party is prevented from having performed by reason of the defaulting party’s breach or default; and (ii) the defaulting party has not cured the default and the non-defaulting party has not waived such default by the Effective Termination Date. Except as otherwise provided below in this Section 7.2 and Section 6.6.5 above, Escrow Holder and the parties shall, upon such termination, return all of the other party’s funds and documents then held by them (including, without limitation, the Environmental Reports) to the party depositing or delivering the same. Thereafter, each of the parties shall be discharged and released from all obligations and Liabilities except as otherwise provided in this Section 7.2 and Section 6.6.5 above and except for those obligations and Liabilities which are expressly intended to survive the termination of this Agreement, including, without limitation, those Liabilities set forth in Section 12.2 below. Provided that Sellers shall not be the defaulting party, in connection with any termination and promptly upon such termination, Buyers shall deliver to Sellers true, correct and complete copies of all Commitments, all Environmental Studies and any other reports or studies prepared by or on behalf of Buyers in connection with their review and inspection of the Properties,

7.2.1 Sellers’ Damages. If the Closing fails to occur by reason of a breach or default by Buyers (or by reason of the failure of a condition due to any event described in clauses (i) or (ii) of Section 7.1.2), then Sellers may terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case Buyers shall be liable for the cancellation and other charges and expenses as provided for in Section 6.6.5 and the Earnest Money Deposit (plus all accrued interest thereon) shall be retained by Sellers as liquidated damages. BUYERS RECOGNIZE THAT IF THE CLOSING FAILS TO OCCUR BY REASON OF A BREACH OR DEFAULT OF THIS AGREEMENT BY BUYERS, SELLERS SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT CAUSED THEREBY. HOWEVER, BOTH PARTIES AGREE THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT AND TO AVOID SUCH DIFFICULTIES, THE PARTIES AGREE THAT, IF BUYERS FAIL TO PURCHASE THE PROPERTIES FOR ANY REASON OTHER THAN (X) A BREACH OF SELLERS’ OBLIGATIONS HEREUNDER, OR (Y) A FAILURE OF THE CONDITIONS SET FORTH IN SECTION 5.1, SELLERS SHALL BE ENTITLED TO RECOVER FROM BUYERS A SUM EQUAL TO THE EARNEST MONEY DEPOSIT AND ANY INTEREST ACCRUED THEREON AS LIQUIDATED DAMAGES. SELLERS SHALL BE ENTITLED TO OBTAIN SUCH AMOUNT OUT OF ANY DEPOSIT MADE BY BUYERS TO SELLERS OR INTO ESCROW AND OUT OF ANY OTHER MONEY BUYERS HAVE DEPOSITED INTO ESCROW OR PAID TO OR FOR SELLERS’ ACCOUNT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND EXCEPT AS PROVIDED IN SECTION 12.2 BELOW, BOTH PARTIES AGREE THAT SUCH AMOUNT STATED AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLERS MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF BUYERS’ FAILURE TO PURCHASE THE PROPERTIES FOR ANY REASON OTHER THAN AS STATED IN CLAUSES (X) AND (Y) OF THIS SECTION 7.2.1.
Please Initial:                       Sellers                       Buyers
7.2.2 Buyers’ Remedies. If the Closing fails to occur by reason of a breach or default of this Agreement by Sellers, then Buyers shall as their sole and exclusive remedy either (a) terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case Sellers shall be liable for the cancellation and other charges and expenses provided for in Section 6.6.5 and Escrow Holder shall return the Earnest Money Deposit to Buyers, or (b) enforce specific performance of the obligations of Sellers hereunder; provided, however, that any action by Buyers to seek such specific performance must be commenced within ninety (90) calendar days of the occurrence of the alleged default by Sellers; provided further, however, that, in no event whatsoever shall either Seller ever have any Liability (whether in law or equity) for damages as a result of a default by Sellers, or either of them, under this Agreement.

7.3 Relationship to Leases. Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement and Escrow by Sellers or Buyers regardless of the reason therefor shall affect the rights or obligations of either Seller or either Buyer under any applicable Lease, each such Lease shall remain in full force and effect (and unmodified by the applicable Lease Termination), following any such termination of this Agreement prior to the Closing. Further notwithstanding anything to the contrary in this Agreement or any Lease, or at law or in equity, between the Effective Date and the Closing Date, the following shall pertain:
7.3.1 This Agreement shall not under any circumstances cause the termination of any Lease and each Lease shall remain in full force and effect to and until the consummation of the Closing in accordance with the terms hereof;
7.3.2 Buyers hereby acknowledge and agree that Buyers shall not under any circumstances be entitled to possession of the Properties under the terms of this Agreement until the Closing, and that, prior to Closing, each Buyers’ possession of the Properties shall be solely by way of the applicable Lease with respect to each Property;
7.3.3 In no event shall either Buyer be deemed a vendee in possession; and
7.3.4 In the event that an Event of Default (as defined under any Lease) shall occur under any Lease at anytime prior to Closing, the applicable Seller shall be entitled to exercise any and all rights or remedies available to Sellers as landlord set forth in Article XVI of the applicable Lease. Without limiting the terms of each Lease, but for the avoidance of doubt, in no event shall the delay or failure on the part of the applicable Seller to give any notice or to exercise any right or remedy under the applicable Lease prior to the Outside Closing Date be deemed a waiver by the applicable Seller of any breach, default, Event of Default (as defined under such Lease) and/or any right or remedy available to the applicable Seller under the terms of such Lease.
8. REPRESENTATIONS AND WARRANTIES
8.1 In General. In addition to any express agreements of either party contained herein, the following constitute representations and warranties by each Seller to each Buyer, and by each Buyer to each Seller, which shall be true and correct as of the date hereof.
8.2 By Each Party. Each Seller represents and warrants to each Buyer, and each Buyer hereby represents and warrants to each Seller, as follows:
8.2.1 Authority. Such party has full power and authority to enter into and comply with the terms of this Agreement, and the individuals executing this Agreement on behalf of such party have actual right and authority to bind that party to the terms of this Agreement.

8.2.2 Binding Effect. No action or consent which has not been obtained is necessary to make this Agreement, and this Agreement and all documents to be executed hereunder are or will be when executed the valid and legally binding obligations of such party, enforceable in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.
8.2.3 No Conflict. The execution and delivery of this Agreement and all other documents to be executed by such party hereunder, compliance with the provisions thereof and hereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a breach or violation of (i) any Laws applicable to such party now in effect, (ii) the Organizational Documents of such party, (iii) any judgment, order or decree of any governmental authority with jurisdiction binding on such party or (iv) any material agreement or instrument to which such party is a party or by which it is bound.
8.2.4 Patriot Act.
(a) To the extent applicable to Sellers, to Sellers’ actual knowledge, Sellers have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as reauthorized by the USA Patriot Improvement and Reauthorization Act of 2005 (the “Patriot Act”), and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Sellers. Sellers are not included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or residents in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. As used herein, the term “actual knowledge” as it relates to each Seller shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Paul Brown.
(b) To the extent applicable to Buyers, to Buyers’ actual knowledge, Buyers have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as reauthorized by the Patriot Act, and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyers. Buyers are not included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or residents in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. As used herein, the term “actual knowledge” as it relates to each Buyer shall mean the actual knowledge (without investigation or the duty to conduct investigation) of John Buono.

8.3 By Each Seller Only. Each Seller represents and warrants to each Buyer as follows:
8.3.1 No Tax Withholding. In accordance with Section 1445 of the Internal Revenue Code and the applicable provisions of the California Revenue and Taxation Code or other similar laws, (a) each Seller is not now, and at Closing will not be, a “foreign person,” and (b) Buyers need not withhold tax at the Closing as a result of the transactions contemplated hereby. Each Seller shall deliver a separate nonforeign/residency affidavit, executed by such Seller, if reasonably required to do so by Escrow Holder.
8.3.2 Litigation, Etc. To the actual knowledge of such Seller (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or threatened against or affecting such Seller seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of such Seller to carry out the transactions contemplated by this Agreement. The representation and warranty of Sellers set forth in this Section 8.3.2 shall survive the Closing for a period of one (1) year.
8.3.3 Condemnation. To their actual knowledge (without investigation and without the duty to conduct any investigation), neither of the Sellers has received any written notice of any pending or threatened Condemnation affecting any material portion of the Property.
8.3.4 No Further Encumbrances. From and after the Effective Date, no Seller will take any action that would result in a further encumbrance on any Property.
The phrase “actual knowledge of Seller” or words of similar import shall mean the current actual knowledge of Paul Brown or Susan Tate.
8.4 By Each Buyer Only. Each Buyer represents and warrants to each Seller as follows:
8.4.1 Litigation, Etc. To the actual knowledge of each Buyer (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or threatened against or affecting such Buyer, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of such Buyer to carry out the transactions contemplated by this Agreement. The representation of Buyers set forth in this Section 8.4.1 shall survive the Closing for a period of one (1) year.

9. CERTAIN EVENTS PRIOR TO CLOSING
9.1 Loss. In the event of loss (including a loss due to a Condemnation) or damage to a Property or any portion thereof and which occurs prior to the Closing, this Agreement shall remain in full force and effect, Buyers shall nonetheless proceed to purchase the Properties and consummate this Agreement in accordance with the terms hereof and all insurance proceeds or Condemnation awards payable by reason thereof shall belong to Buyers, notwithstanding any contrary provisions in the Leases. The provisions of this Section 9.1 shall survive the Closing and shall supersede the rights and remedies afforded under Section 5.007 of the Texas Property Code.
9.2 Prompt Notices. Sellers shall give prompt notice to Buyers, and Buyers shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (A) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any failure of Sellers, or either of them, or Buyers, or either of them, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.
9.3 Satisfaction of Conditions. From and after the Effective Date, each party covenants and agrees with the other to use good faith, commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent to such party’s obligations hereunder which are in such party’s control or over which such party exercises control.
10. POST-CLOSING MATTERS
10.1 Confidentiality and Public Disclosure. Prior to the Closing of the transaction contemplated hereby, each party shall hold in strict confidence all information received from the other party concerning this transaction and shall not release any such information to third parties (other than attorneys, accountants or other professional consultants, or lenders of the parties) without the prior written consent of the other party unless otherwise required by Law or deemed prudent (in the disclosing party’s judgment) under Securities and Exchange Commission or other federal or state securities’ laws or the rules and regulations of the NYSE or NASDAQ. After Closing, each party will provide the other party with a reasonable opportunity to review any press release or similar communication intended for publication to the general public announcing the Closing and the consummation thereof prior to the issuance thereof. The provisions of this Section 10.1 shall survive the Closing or any early termination of this Agreement prior to the Closing.

10.2 Indemnification by Buyers. In addition to the other indemnities of Buyers contained herein or in the other Transaction Documents or any Lease in favor of Sellers, or either of them, Buyers shall protect, indemnify, save harmless and defend Sellers and each of their respective partners, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, representatives, attorneys and all Persons acting by, through, under or in concert with any of the foregoing (each an “Indemnified Party”), from and against all Liabilities, based upon, relating to or arising out of the Properties, or any of them, whether accruing before or after the Closing Date, including any Liabilities relating to the presence or existence of Hazardous Substances of any kind, on, under or about the Properties, or any of them, or on adjoining or neighboring property, or arising from any use of the Properties, or any of them, except to the extent such Liabilities were caused by the willful misconduct or gross negligence of any Indemnified Party. Payment shall not be a condition precedent to enforcement of the foregoing indemnification. THE PRECEDING INDEMNIFICATION SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, WHETHER SOLE, CONTRIBUTORY OR CONCURRENT, OF ANY INDEMNIFIED PARTY. The provisions of this Section 10.2 shall survive the Closing and shall control any limitation on liability set forth in any other Transaction Document.
11. BROKERS
Sellers, on the one hand, and Buyers, on the other hand, each represent and warrant to the other(s) that no broker or finder or other real estate agent is entitled to any commission, finder’s fee or other compensation resulting from any action on its part. Sellers, on the one hand, and Buyers, on the other hand, agree to indemnify, defend, protect and hold the other party(ies) and the Properties harmless against any Liabilities for any broker’s commission or finder’s fee for which it is responsible or which is asserted as a result of its own act or omission in connection with this transaction. The provisions of this Section 11 shall survive the Closing or any early termination of this Agreement prior to the Closing.
12. MISCELLANEOUS PROVISIONS
12.1 Assignment; Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of Buyers and Sellers and their respective representatives, successors and assigns; provided, however, that Buyers shall not have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow or to appoint a nominee to act as Buyers under this Agreement without obtaining the prior written consent of Sellers, which consent may be given or withheld in the sole and absolute discretion of each Seller; provided, however, that without in any way relieving Buyers of any of their duties, covenants or obligations hereunder, upon written notice to Sellers given not less than ten (10) business days prior to the scheduled Closing Date, Buyers may, without the consent of Sellers, assign their rights and obligations hereunder to one or more Affiliates of Buyers. Any attempted assignment in violation of this provision shall be null and void. Notwithstanding any provision herein to the contrary, Sellers, or either of them, shall be permitted, prior to Closing and without the consent of Buyers, or either of them, to transfer one or more Properties to one or more Affiliates of Sellers, or either of them, provided that in no event shall any such transfers release or discharge Sellers, or either of them, from any liability or obligation hereunder unless expressly agreed otherwise by Buyers in writing.
12.2 Attorneys’ Fees. Notwithstanding anything to the contrary contained in Section 7 above, in any dispute or action between the parties arising out of this Agreement or the Escrow, or in connection with the Properties, or any of them, the prevailing party shall be entitled to have and recover from the other party its costs and attorneys’ fees related thereto, whether by final judgment or by out of court settlement. The provisions of this Section 12.2 shall survive Closing or any early termination of this Agreement prior to Closing.

12.3 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Seller:	HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attn: Legal Department
Fax: (562) 733-5200

with a copy to:	Sidley Austin LLP
555 West Fifth Street, Suite 4000
Los Angeles, California 90013
Attn: Sarah V. J. Spyksma, Esq.
Fax: (213) 896-6600

If to Buyers:	Assisted Living Concepts, Inc.
Attention: Chief Financial Officer
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 93051
Fax: (262)257-3714

with a copy to:	Assisted Living Concepts, Inc.
Attention: General Counsel
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 93051
Fax: (262)257-3714

with a copy to:	Quarles & Brady LLP
Attention: Michael D. Zeka, Esq.
411 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Fax: (414) 978-8630
Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Any party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

12.4 Governing Law; Jurisdiction. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW). THE FOREGOING NOTWITHSTANDING, EACH OF BUYERS AND SELLERS HEREBY IRREVOCABLY SUBMIT, TO THE MAXIMUM EXTENT ALLOWED BY LAW, TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF CALIFORNIA AND CONSENT TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW.
12.5 Interpretation. All provisions herein shall be construed in all cases as a whole according to its fair meaning, neither strictly for nor against either Buyers or Sellers and without regard for the identity of the party initially preparing this Agreement. Titles and captions are inserted for convenience only and shall not define, limit or construe in any way the scope or intent of this Agreement. References to Sections are to Sections as numbered in this Agreement unless expressly stated otherwise.
12.6 Gender; Joint Obligations. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The obligations of Buyers hereunder shall be joint and several.
12.7 No Waiver. A waiver by any party of a breach of any of the covenants, conditions or agreements to be performed by the other parties shall be in writing to be effective and no such written waiver shall be construed as a waiver of any succeeding breach of the same or other covenants, conditions or Agreements.
12.8 Modifications. Any alteration, change or modification of or to this Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged.
12.9 Severability. If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.
12.10 Letters of Credit. Provided that Sellers do not have any claims against Buyers under this Agreement or any of the Leases and subject to the occurrence of the Closing, Sellers shall return the original Letters of Credit to Buyers on or prior to December 27, 2010. The terms of this Section 12.10 shall survive Closing.

12.11 Merger of Prior Agreements. This Agreement and the other Transaction Documents contain the entire understanding between the parties relating to the transaction contemplated by this Agreement. All prior or contemporaneous agreements (other than the Leases), understandings, representations and statements, whether direct or indirect, oral or written, are merged into and superseded by this Agreement and the other Transaction Documents, and shall be of no further force or effect.
12.12 Time of Essence. Time is of the essence of this Agreement.
12.13 Counterparts. This Agreement may be signed in multiple counterparts which, when duly delivered and taken together, shall constitute a binding Agreement between all parties.
12.14 Exhibits. All exhibits and schedules attached to this Agreement are incorporated herein by reference.
12.15 Cooperation of Parties. Each party agrees to sign any other and further instruments and documents and take such other actions as may be reasonably necessary or proper in order to accomplish the intent of this Agreement.
12.16 No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions of this Agreement are intended to be solely for the benefit of the parties hereto, and the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereunder, to any person or entity other than the parties to this Agreement.
12.17 Dates. If, pursuant to this Agreement, any date indicated herein falls on an official United States holiday, or a Saturday or Sunday, the date so indicated shall mean the next business day following such date.

12.18 Waiver of Trial by Jury. BUYERS AND SELLERS EACH ACKNOWLEDGE THAT THEY HAVE HAD THE ADVICE OF COUNSEL OF THEIR CHOICE WITH RESPECT TO THEIR RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE OF TEXAS AND THE STATE IN WHICH ANY PROPERTY IS LOCATED. BUYERS AND SELLERS EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BUYERS AND SELLERS WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; BUYERS AND SELLERS EACH HEREBY AGREE AND CONSENT THAT, SUBJECT TO SECTION 12.19, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
BUYERS’ INITIALS:
SELLERS’ INITIALS:
12.19 Arbitration of Disputes.
(a) EXCEPT AS PROVIDED IN SECTION 12.19(b) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM OF WHATSOEVER NATURE ARISING OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS AGREEMENT, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT OR STATUTE, SHALL BE DETERMINED BY FINAL AND BINDING, CONFIDENTIAL ARBITRATION ADMINISTERED BY JAMS, INC. (“JAMS”) IN ACCORDANCE WITH ITS THEN-EXISTING COMMERCIAL ARBITRATION RULES, AND THE SOLE ARBITRATOR SHALL BE SELECTED IN ACCORDANCE WITH SUCH JAMS RULES. ANY ARBITRATION HEREUNDER SHALL BE GOVERNED BY THE UNITED STATES ARBITRATION ACT, 9 U.S.C. 1-16 (OR ANY SUCCESSOR LEGISLATION THERETO), AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF. NEITHER BUYERS, SELLERS NOR THE ARBITRATOR SHALL DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES; PROVIDED, HOWEVER, THAT EITHER PARTY MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY SUCH ARBITRATION TO ITS PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ACCOUNTANTS AND TO ANY OTHER PERSON TO

WHOM DISCLOSURE IS REQUIRED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, INCLUDING PURSUANT TO AN ORDER OF A COURT OF COMPETENT JURISDICTION. UNLESS OTHERWISE AGREED BY THE PARTIES, ANY ARBITRATION HEREUNDER SHALL BE HELD AT A NEUTRAL LOCATION SELECTED BY THE ARBITRATOR IN LOS ANGELES, CALIFORNIA. THE COST OF THE ARBITRATOR AND THE EXPENSES RELATING TO THE ARBITRATION (EXCLUSIVE OF LEGAL FEES) SHALL BE BORNE EQUALLY BY BUYERS AND SELLERS UNLESS OTHERWISE SPECIFIED IN THE AWARD OF THE ARBITRATOR. SUCH FEES AND COSTS PAID OR PAYABLE TO THE ARBITRATOR SHALL BE INCLUDED IN “COSTS AND ATTORNEYS’ FEES” FOR PURPOSES OF SECTION 12.2 AND THE ARBITRATOR SHALL SPECIFICALLY HAVE THE POWER TO AWARD TO THE PREVAILING PARTY PURSUANT TO SUCH SECTION 12.2 SUCH PARTY’S COSTS AND EXPENSES INCURRED IN SUCH ARBITRATION, INCLUDING FEES AND COSTS PAID TO THE ARBITRATOR.
(b) THE PROVISIONS OF THIS SECTION 12.19 SHALL NOT APPLY TO ANY REQUEST OR APPLICATION FOR AN ORDER OR DECREE GRANTING ANY PROVISIONAL OR ANCILLARY REMEDY (SUCH AS A TEMPORARY RESTRAINING ORDER OR INJUNCTION OR ANY ACTION SEEKING A DECREE OF SPECIFIC PERFORMANCE) WITH RESPECT TO ANY RIGHT OR OBLIGATION OF EITHER PARTY TO THIS AGREEMENT, AND ANY PRELIMINARY DETERMINATION OF THE UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE AS IS REQUIRED TO DETERMINE WHETHER OR NOT TO GRANT SUCH RELIEF. A FINAL AND BINDING DETERMINATION OF SUCH UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE SHALL BE MADE BY AN ARBITRATION CONDUCTED PURSUANT TO THIS SECTION 12.19 AFTER AN APPROPRIATE TRANSFER OR REFERENCE TO THE ARBITRATOR SELECTED PURSUANT TO THIS SECTION 12.19 UPON MOTION OR APPLICATION OF EITHER PARTY HERETO. ANY ANCILLARY OR PROVISIONAL RELIEF WHICH IS GRANTED PURSUANT TO THIS SECTION 12.19(b) SHALL CONTINUE IN EFFECT PENDING AN ARBITRATION DETERMINATION AND ENTRY OF JUDGMENT THEREON PURSUANT TO THIS SECTION 12.19.
NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW, TEXAS LAW, NEW JERSEY LAW OR ANY OTHER APPLICABLE LAW, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.
BUYERS’ INITIALS:
SELLERS’ INITIALS:
12.20 Property Disclosures. Buyers hereby waive the right to receive and any obligation of Sellers to deliver any disclosures applicable to any Property and required by Law; provided, however, if such waiver is not permitted by applicable Law, then Buyers shall promptly notify Sellers in writing thereof and Sellers shall provide, at Buyers’ expense, any such required disclosures as soon as practicable following Sellers’ receipt of Buyers’ notice.
12.21 State-Specific Matters.
12.21.1 Texas. With respect to each of the Properties located within the state of Texas:
(a) Notice of Additional Tax Liability. IF FOR THE CURRENT AD VALOREM TAX YEAR THE TAXABLE VALUE OF THE LAND THAT IS THE SUBJECT OF THIS AGREEMENT IS DETERMINED BY A SPECIAL APPRAISAL METHOD THAT ALLOWS FOR APPRAISAL OF THE LAND AT LESS THAN ITS MARKET VALUE, THE PERSON TO WHOM THE LAND IS TRANSFERRED MAY NOT BE ALLOWED TO QUALIFY THE LAND FOR THAT SPECIAL APPRAISAL IN A SUBSEQUENT TAX YEAR AND THE LAND MAY THEN BE APPRAISED AT ITS FULL MARKET VALUE. IN ADDITION, THE TRANSFER OF THE LAND OR A SUBSEQUENT CHANGE IN THE USE OF THE LAND MAY RESULT IN THE IMPOSITION OF AN ADDITIONAL TAX PLUS INTEREST AS A PENALTY FOR THE TRANSFER OR THE CHANGE IN THE USE OF THE LAND. THE TAXABLE VALUE OF THE LAND AND THE APPLICABLE METHOD OF APPRAISAL FOR THE CURRENT TAX YEAR IS PUBLIC INFORMATION AND MAY BE OBTAINED FROM THE TAX APPRAISAL DISTRICT ESTABLISHED FOR THE COUNTY IN WHICH THE LAND IS LOCATED.
(b) Sellers’ Disclosure Regarding Potential Annexation. IF ANY PROPERTY THAT IS THE SUBJECT OF THIS AGREEMENT IS LOCATED IN THE STATE OF TEXAS AND OUTSIDE THE LIMITS OF A MUNICIPALITY, SUCH PROPERTY MAY NOW OR LATER BE INCLUDED IN THE EXTRATERRITORIAL JURISDICTION OF A MUNICIPALITY AND MAY NOW OR LATER BE SUBJECT TO ANNEXATION BY THE MUNICIPALITY. EACH MUNICIPALITY MAINTAINS A MAP THAT DEPICTS ITS BOUNDARIES AND EXTRATERRITORIAL JURISDICTION. TO DETERMINE IF SUCH PROPERTY IS LOCATED WITHIN A MUNICIPALITY’S EXTRATERRITORIAL JURISDICTION OR IS LIKELY TO BE LOCATED WITHIN A MUNICIPALITY’S EXTRATERRITORIAL JURISDICTION, CONTACT ALL MUNICIPALITIES LOCATE DIN THE GENERAL PROXIMITY OF SUCH PROPERTY FOR FURTHER INFORMATION.

12.21.2 New Jersey. With respect to each of the Properties located in New Jersey, Buyers acknowledges that the sale of the Properties located in the state of New Jersey may be subject to the Bulk Sale and Transfer Provisions of the New Jersey Tax Statutes. Buyers shall be responsible for any taxes, liabilities and obligations determined to be owing by the New Jersey Division of Taxation and shall pay all such amounts as and when due. Buyers’ obligation to pay such taxes and liabilities shall survive the Closing and Buyers shall indemnify, protect and hold Sellers harmless from and against any such tax or liability or any claim for non-payment thereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:	HCP, INC., a Maryland corporation [SELLER TO OBTAIN INVESTMENT COMMITTEE/BOARD APPROVAL PRIOR TO EXECUTION]

By:

Its:

TEXAS HCP HOLDING, L.P., a Delaware limited partnership

	By:	Texas HCP G.P., Inc., a Delaware corporation, its General Partner

By:

Its:

TEXAS HCP SEVEN HOLDING, L.P.,
a Delaware limited partnership

	By:	Texas HCP G.P., Inc.,
a Delaware corporation, its General Partner

By:

Its:

[Signatures Continue on Following Page]

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BUYERS:	ASSISTED LIVING CONCEPTS, INC.,
a Nevada corporation

By:

Name:

Title:

ALF PARTNERS, L.P.,
a Texas limited partnership

	By:	Texas ALF, Inc., a Nevada
corporation, its Sole General Partner

By:

Name:

Title:

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